Exhibit 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO (727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP REPORTS FIRST QUARTER EARNINGS

SEMINOLE, Florida – May 1, 2007—Michael Benstock, Chief Executive Officer of Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2007, net earnings were $24,595 or $.00 per share (diluted) compared to 2006 first quarter earnings of $552,226 or $.08 per share (diluted). Net sales for the 2007 first quarter were $29,693,066 compared with 2006 first quarter sales of $31,136,543.

In making the earnings announcement, Mr. Benstock stated: “While sales and operating results for the first quarter were down from the prior year period, it was still an encouraging quarter for the Company in terms of new business acquired. We were awarded contracts with several new large prestigious accounts that will add significant volume to our business beginning in the latter portion of the second quarter. We anticipate reporting stronger revenues and operating results through the balance of 2007, particularly in the second half of the year. The Company has continued its emphasis on cost reductions in addition to its sales initiatives, and we expect to see continuing improvement in our cost structure.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, UniVogue™ and Sope Creek® – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Cleanroom and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

– more –

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2007	2006
Net sales	$29,693,066	$31,136,543

Costs and expenses:
Cost of goods sold	19,846,101	21,031,410
Selling and administrative expenses	9,560,278	9,032,825
Interest expense	92,092	120,082

	29,498,471	30,184,317

Earnings before taxes on income	194,595	952,226
Taxes on income	170,000	400,000

Net earnings	$24,595	$552,226

Basic net earnings per common share	$—	$0.08

Diluted net earnings per common share	$—	$0.08

Dividends per common share	$0.135	$0.135

– more –

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

ASSETS
	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$3,128,433	$10,107,484
Accounts receivable and other current assets	28,578,800	27,676,739
Inventories	34,413,438	35,412,630

TOTAL CURRENT ASSETS	66,120,671	73,196,853
PROPERTY, PLANT AND EQUIPMENT, NET	15,394,660	17,266,675
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	952,635	1,190,794
OTHER ASSETS	1,512,428	2,809,800

	$85,597,805	$96,081,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,841,698	$6,794,405
Accrued expenses	2,638,045	3,375,485
Current portion of long-term debt	1,471,929	1,706,013

TOTAL CURRENT LIABILITIES	9,951,672	11,875,903
LONG-TERM DEBT	1,823,840	3,295,769
LONG-TERM PENSION LIABILITY	1,115,819	—
OTHER LONG-TERM LIABILITIES	642,000	—
DEFERRED INCOME TAXES	310,000	800,000
SHAREHOLDERS’ EQUITY	71,754,474	80,109,861

	$85,597,805	$96,081,533